Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PINNACLE FOODS FINANCE LLC

The undersigned is executing this Amended and Restated Limited Liability Company Agreement (the “Agreement”) of Pinnacle Foods Finance LLC (the “Company”) as of April 2, 2007.

WHEREAS, on March 5, 2007, the Company was formed as a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Act”) by the execution and filing of a Certificate of Formation with the Delaware Secretary of State;

WHEREAS, on March 5, 2007, Crunch Holding Corp. (“Crunch Holding”) executed the Limited Liability Company Agreement of Pinnacle Foods Finance LLC (the “Original Agreement”);

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as February 10, 2007, between Crunch Holding Corp, Peak Holdings LLC, Peak Acquisition Corp (“Merger Sub”) and Peak Finance LLC (“Peak Finance”), Merger Sub was merged with and into Crunch Holding, with Crunch Holding as the surviving corporation (the “Merger”);

WHEREAS, in connection with the Merger, the Peak Finance and the Company entered into an Agreement and Plan of Merger, dated as of the date hereof, pursuant to which Peak Finance was merged with and into the Company, with the Company as the surviving limited liability company (the “Subsidiary Merger”);

WHEREAS, as a result of the Merger and the Subsidiary Merger, the sole member of the Company is Peak Finance Holdings LLC (“Peak Finance Holdings”), of which Crunch Holding is the sole member; and

WHEREAS, Peak Finance Holdings desires to amend and restate the Original Agreement under the Act to reflect its status as the sole member of the Company and to provide for the establishment of a Board of Directors of the Company as follows:

1. Formation. A certificate of formation of the Company (the “Certificate”) was executed and filed with the Office of the Secretary of State of the State of Delaware on March 5, 2007.

2. Name. The name of the limited liability company shall be “Pinnacle Foods Finance LLC”, or such other name as the Member may from time to time hereafter designate.

3. Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth therefor in Section 18-101 of the Act.

4. Purpose. The Company is formed for the purpose of engaging in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

5. Offices. The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as the Member may designate from time to time.

The registered office of the Company in the State of Delaware shall be located at c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

6. Member. Peak Finance Holdings LLC is the sole member of the Company (the “Member”). The name and business or residence address of the Member is Peak Finance Holdings LLC, c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

7. Term. The term of the Company shall commence on the date of filing of the certificate of formation of the Company in accordance with the Act and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 17 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

8. Board of Directors; Delegation of Authority and Duties.

(a) Member and Board of Directors. The Member, acting through the Board (defined below), shall manage and control the business and affairs of the Company, and shall possess all rights and powers as provided in the Act and otherwise by law. Except as otherwise expressly provided for herein, the Member hereby consents to the exercise by the Board of all such powers and rights conferred on them by the Act with respect to the management and control of the Company. Notwithstanding the foregoing and except as explicitly set forth in this Agreement, if a vote, consent or approval of the Member is required by the Act or other applicable law with respect to any act to be taken by the Company or matter considered by the Board, the Member agrees that it shall be deemed to have consented to or approved such act or voted on such matter in accordance with a vote of the Board on such act or matter. No Member, in his or its capacity as a Member, shall have any power to act for, sign for or do any act that would bind the Company; provided, that the Member shall have the power to act for and bind the Company with respect to actions taken on the date of this Agreement in connection with the Subsidiary Merger, including, without limitation, the appointment of the board of directors of any subsidiary of the Company.

(b) Delegation by Board. The Board shall have the power and authority to delegate to one or more other persons the Board’s rights and powers to manage and control the business and affairs of the Company, including to delegate to agents and employees of the

Member, a Director (as defined below) or the Company (including Officers), and to delegate by a management agreement or another agreement with, or otherwise to, other persons. The Board may authorize any person (including, without limitation, the Member or any Officer or Director) to enter into and perform under any document on behalf of the Company.

(c) Committees. The Board may, from time to time, designate one or more committees, each of which shall be comprised of at least two Directors. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Board, shall have and may exercise any or all of the authority of the Board. At every meeting of any such committee, the presence of a majority of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. The Board may dissolve any committee at any time, unless otherwise provided in the Certificate or this Agreement.

9. Establishment of Board of Directors.

(a) Directors. There shall be established a Board of Directors composed of 7 persons (“Directors”), each of whom shall be elected by the Member. Any Director may be removed from the Board at any time by the Member. Each Director shall remain in office until his or her death, resignation or removal. In the event of death, resignation or removal of a Director, the party or parties, as applicable, which appointed such Director shall fill the vacancy created.

(b) Absence. A Director may, in isolated instances arising from exigent circumstances, designate a person to act as his substitute and in his place at any meeting of the Board. Such person shall have all power of the absent Director, and references herein to a “Director” at a meeting shall be deemed to include his substitute. Notwithstanding anything in this Agreement to the contrary, Directors shall not be deemed to be “members” or “managers” (as such terms are defined in the Act) of the Company.

(c) No Individual Authority. No Director has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures or incur any obligations on behalf of the Company or authorize any of the foregoing, other than acts that are authorized by the Board.

(d) Chairman. The Board shall designate a Director to serve as chairman. The chairman shall, unless a majority of Directors present determine otherwise, preside at all meetings of the Board. If the chairman is absent at any meeting of the Board, a majority of the Directors present shall designate another Director to serve as interim chairman for that meeting. The chairman shall have no authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure or incur any obligations on behalf of the Company or authorize any of the foregoing. The chairman shall initially be Roger Deromedi.

10. Officers. The Member may, from time to time as it deems advisable, designate natural persons as officers of the Company (the “Officers”) or successor Officers of the Company and assign titles to any such person. Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 8 may be revoked at any time by the Member. An Officer may be removed with or without cause at any time by the Member.

The following persons are designated as initial Officers of the Company, holding the respective offices set forth opposite their names, and are each duly authorized to act on behalf of the Company in their capacity as an Officer of the Company:

Name	Office
Jeffrey P. Ansell	CEO

William Toler	President

N. Michael Dion	Executive Vice President & Chief Financial Officer

Michael J. Cramer	Executive Vice President & Chief Administrative Officer

Kelley Maggs	Senior Vice President, General Counsel & Secretary

Lynne Misericordia	Senior Vice President & Treasurer

Jack Kroeger	Vice President & Assistant General Counsel

Joseph Adler	Vice President & Controller

Anthony LoBue	Vice President Tax

11. Capital Contributions. The Member shall make capital contributions to the Company from time to time, which amounts shall be set forth in the books and records of the Company.

12. Transfers of Member Interest. The Member may sell, assign, pledge or otherwise transfer or encumber (collectively, a “Transfer”) any of its Limited Liability Company Interest in the Company to any Person so long as such Transfer is in writing.

13. Resignation. The Member shall have the right to resign from the Company so long as such resignation is in writing. The provisions hereof with respect to distributions upon resignation are exclusive and no Member shall be entitled to claim any further or different distribution upon resignation under Section 18-604 of the Act or otherwise.

14. Allocations and Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Member may determine. Distributions shall be made to (and profits and losses of the Company shall be allocated among) the Member.

15. Return of Capital. The Member has the right to receive any distributions which include a return of all or any part of such Member’s capital contribution, provided that upon the dissolution and winding up of the Company, the assets of the Company shall be distributed as provided in Section 18-804 of the Act.

16. Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of an event causing a dissolution of the Company under Section 18-801 of the Act, except the Company shall not be dissolved upon the occurrence of an event that terminates the continued membership of a Member if (i) at the time of the occurrence of such event there are at least two Members of the Company, or (ii) within ninety (90) days after the occurrence of such event, all remaining Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such event, of one or more additional Members. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in Section 18-804 of the Act.

17. Amendments. This Agreement may be amended only upon the written consent of the Member.

18. Other Business. The Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Limited Liability. The Member shall not have any liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act.

20. Exculpation; Indemnification. Neither the Member, the Officers nor any of their respective affiliates or agents (collectively, “Covered Persons”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer, as applicable, by this Agreement. To the fullest extent permitted by applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member or Officer, as applicable, by this Agreement; provided, however, that any indemnity under this Section 21 shall be provided out of and to the extent of Company assets only, and neither the Member nor the Officer, as applicable, nor any other Covered Person, shall have personal liability on account thereof.

21. Banking Matters. The Member and each Officer and any agent or employee of the Company, or other person designated by such Member or Officer is hereby authorized and empowered (A) to (i) establish one or more domestic or international accounts (including but not limited to, depository, checking, disbursement, custodian, or investment accounts, and other accounts as deemed necessary or expeditious for business purposes of the Company) (“Accounts”), in the name of the Company with any bank, trust company, savings and loan institution, brokerage firm or other financial institution which said Member or Officer shall from time to time designate as a depository of funds, securities or other property of the Company, for any purpose and on terms and conditions deemed appropriate by such person on behalf of the Company; and (ii) close Accounts of the Company now or hereafter established; and (B) to assign, limit or revoke any and all authority of any agent or employee of the Company, or other person designated by such Member or Officer to (i) sign checks, drafts and orders for the payment of money drawn on the Company’s Accounts, and all notes of the Company and all acceptances and endorsements of the Company; (ii) execute or initiate electronic fund transfers; (iii) execute or initiate foreign currency exchange transactions; (iv) execute or initiate the investment of monies; and (v) initiate requests for information for any Account of the Company.

22. Authorized Person. Patrick A. Hurt is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the filing of the Certificate with the Secretary of State of Delaware, Patrick A. Hurt’s powers as an “authorized person” ceased.

23. Amendment. This Agreement may only be amended by a writing duly signed by the Member.

24. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to conflict of law rules.

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

PEAK FINANCE HOLDINGS LLC

By:	/s/ Prakash Melwani
Name: Prakash Melwani
Title: President